 NEWS RELEASE

For Immediate Release
October 15, 2009

Canwest receives notice of delisting from TSX effective November 13, 2009

WINNIPEG – Canwest Global Communications Corp. (“Canwest”) announced today that it has received a letter from The Toronto Stock Exchange ("TSX") indicating that the Listings Committee of the TSX has determined to delist Canwest’s subordinate voting shares (TSX: CGS) and non-voting shares (TSX: CGS.A) effective at the close of market on November 13, 2009.

The delisting was imposed for failure by Canwest to meet the continued listing requirements of the TSX, as detailed in Part VII of The TSX Company Manual. Trading in Canwest’s subordinate voting shares and non-voting shares will remain suspended. Any appeal of this delisting decision must be initiated by October 21, 2009.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) is Canada’s largest media company. In addition to owning the Global Television Network and 23 industry-leading specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com